Exhibit 10.01

July 31, 2003

Michael T. Masin

Vice Chairman and

    Chief Operating Officer

Citigroup Inc.

399 Park Avenue

New York, NY  10022

Dear Mike:

Reference is made to the letter dated October 7, 2002 (the “2002 Letter”) relating to your employment with Citigroup Inc. (“Citigroup”).

This letter shall confirm that in light of the recent announcements regarding Citigroup’s plan for CEO succession and the anticipated management reorganization, you will have “Good Cause”, as defined in the 2002 Letter, to terminate your employment with Citigroup, at any time after the effective date of the appointment by the Board of a new Chief Operating Officer.  In order to ensure a smooth transition, you have agreed to remain with Citigroup until December 31, 2003, or such earlier date as we may mutually agree upon (the “Termination Date”).  The terms and conditions of your termination of employment shall be governed by the 2002 Letter, which shall remain in full force and effect, except as specifically modified herein.

You will continue to receive your base salary at the current rate and will remain eligible to participate in Citigroup’s employee benefit programs through and until your Termination Date.  You will receive a cash incentive award for the year 2003 having a pretax value of $6.8 million, which amount will be subject to proration if your Termination Date occurs prior to December 31, 2003.  Payment of this cash incentive award will be deferred until April 1, 2004.  You will not be eligible to participate in the Capital Accumulation Program with respect to this cash incentive award.

In consideration of Citigroup’s agreement to enter into a consulting agreement with you following your Termination Date, on the terms and conditions described below (“Consulting Agreement”), you agree to waive all rights to the payments described in paragraph (1) under the heading “Termination of Employment” in the 2002 Letter.

Your receipt of the payments described above, in the 2002 Letter and pursuant to the Consulting Agreement, will be subject to your execution (without revocation), following the Termination Date, of a separation agreement and general release, which will include confidentiality, non-disparagement and non-solicitation provisions in standard form acceptable to the Company and its counsel.

The Consulting Agreement shall be in standard form acceptable to Citigroup and its counsel, and shall contain the following provisions:

•              The Consulting Agreement shall have a term of two years following the Termination Date (the “Term”), during which time you agree to provide consulting services to senior management of Citigroup, as requested (the “Services”).

•              You will be paid a base annual fee (“Base Consulting Fee”) for the Services in the amount of $7.5 million, payable quarterly, in arrears, during the Term.

•              You will be paid a supplemental annual fee (“Supplemental Consulting Fee”) for the Services in the amount of $800,000 payable quarterly, in arrears, during the Term. The Supplemental Consulting Fee will be subject to adjustment, as mutually agreed, for Services related to special projects.

•              You may terminate the Consulting Agreement, for any reason, upon thirty (30) days’ prior written notice to Citigroup, in which event (a) the Base Consulting Fee for the remainder of the Term shall be accelerated and paid to you in full in a lump sum as soon as practicable following termination of the Consulting Agreement and (b) the Supplemental Consulting Fee shall be prorated as of the date of termination of the Consulting Agreement, and any unpaid portion of the prorated amount shall be paid to you as soon as practicable following termination of the Consulting Agreement.

•              Citigroup may terminate the Consulting Agreement, in the event you fail to provide the Services or breach any of the other terms of the Consulting Agreement and such failure or breach has not been cured within ten (10) days of receipt of written notice.  Upon such a termination (a) the Base Consulting Fee for the remainder of the Term shall be accelerated and paid to you in full in a lump sum as soon as practicable following termination of the Consulting Agreement and (b) the Supplemental Consulting Fee shall be prorated as of the date of termination of the Consulting Agreement, and any unpaid portion of the prorated amount shall be paid to you as soon as practicable following termination of the Consulting Agreement.

•              You will be permitted to pursue other business activities during the Term, including accepting full-time or part-time employment and/or other consulting assignments.  However, if you accept employment or a consulting assignment during the Term with any of Goldman Sachs, Merrill Lynch, JP Morgan Chase, Bank One or HSBC (or any successor company) the Consulting Agreement shall automatically terminate, in which event (a) the Base Consulting Fee for the remainder of the Term shall be accelerated and paid to you in full in a lump sum as soon as practicable following termination of the Consulting Agreement and (b) the Supplemental Consulting Fee shall be prorated as of the date of termination of the Consulting

Agreement, and any unpaid portion of the prorated amount shall be paid to you as soon as practicable following termination of the Consulting Agreement.

•              During the Term, you will be provided with the use of an office at your current location or at another location as mutually agreed and the services of a full-time administrative assistant.

If the terms described herein are acceptable to you, please sign and return one copy of this letter to me.  It has been a pleasure working with you and I wish you the best of luck in your future endeavors.

 Sincerely,

/s/ Michael E. Schlein

Michael E. Schlein

ACCEPTED AND AGREED:

/s/ Michael T. Masin	August 4, 2003
Michael T. Masin	Date